Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of March 15, 2018, between PriceSmart, Inc. (the “Company”), and Juan Ignacio Biehl (the “Executive”).

WHEREAS, the Company, Atlantic Acquisition Sub, Inc., Aeropost, Inc. and certain other parties have entered into the Agreement and Plan of Merger, dated March 14, 2018 (the “Merger Agreement”).

WHEREAS, the Company desires to retain and employ the Executive and the Executive desires to be retained and employed by the Company on the terms contained in this Agreement, effective as of the Effective Time (as defined in the Merger Agreement) and, if the Closing (as defined in the Merger Agreement) does not occur, this Agreement will be of no force or effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Position and Duties.

(a)    The Executive shall serve as the Chief Technology Officer of Aeropost Inc., reporting to the President of Aeropost, Inc., the Company’s wholly owned subsidiary.

(b)    The Executive shall perform those services customary to this office and such other lawful duties that Aeropost Inc.’s President may reasonably assign to him.  The Executive shall devote all of his business time and best efforts to the performance of his duties under this Agreement and shall be subject to, and shall comply with the Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.  Notwithstanding the foregoing, the Executive shall be entitled to: (i) serve as a member of the board of directors of a reasonable number of other companies, subject to the advance approval of the Company’s CEO; (ii) serve on civic, charitable, educational, religious, public interest or public service boards, subject to the advance approval of the Company’s CEO, which approval shall not be unreasonably withheld; and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Company’s CEO in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

2.    Term.  This Agreement and the Executive’s employment pursuant to this Agreement shall begin on the Closing Date (as defined in the Merger Agreement) and end on the first anniversary of the Closing Date (the “Expiration Date”), unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement.  This Agreement shall renew automatically for another one-year Term on each anniversary of the Closing Date (each, an “Extension Date”), unless either the Company or Executive notifies the other, in writing and in accordance with Section 16 herein, at least sixty (60) days prior to the applicable Extension Date, that either the Company or Executive wishes to terminate this Agreement (in which case this Agreement shall terminate in accordance with Section 4(a) herein). The period of time between the Closing Date and the Termination Date (as defined in Section 4(h)) shall be referred to herein as the “Term.” For the avoidance of doubt, this Agreement and Executive’s employment shall be effective upon, and not be effective until, the Effective Time, and in the event that the Closing does not occur for any reason, this Agreement shall be null and void ab initio.

3.    Compensation and Related Matters.

(a)    Base Salary.  During the Term, the Executive’s annual base salary (which includes any additional 13th month pay required by law) shall be $200,000 (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time and may be increased, but not decreased, at the discretion of the Company.

(b)    Bonus.  During the Term, the Executive shall be eligible to receive a bonus (the “Bonus”) for each calendar year, payable in cash in accordance with, and subject to the terms and conditions of, the Company’s bonus or other cash incentive program (each, a “Bonus Program”), if any are then applicable to Company executives.  Any Bonus compensation payable to the Executive shall be payable in accordance with the Company’s Bonus Program (if applicable), subject to the condition that the Executive remain employed by the Company through the end of the relevant Bonus year, except as set forth in Section 5(b) herein.

(c)    Signing Bonus. Executive shall be entitled to a signing bonus of $300,000 (the “Signing Bonus”). The Executive will communicate in writing to the Company within five (5) business days after the Closing Date his preference between: (x) a lump sum payment of the Signing Bonus within thirty (30) days of the Closing Date; or (y) payment of one-half (1/2) of the Signing Bonus within thirty (30) days of the Closing Date and one-half (1/2) of the Signing Bonus within fifteen (15) days after January 1, 2019.   Notwithstanding the foregoing, if Executive’s employment with the Company is terminated at any time during the three (3) year period after the Closing Date (the “Bonus Period”) by the Company for Cause or by Executive for any reason, then Executive shall be required to repay to the Company an amount equal to the product of: (i) the Signing Bonus; and (ii) the quotient of (A) 1095 less the number of days employed during the Bonus Period, divided by (B) 1095.

(d)    Equity. Subject to approval by the Board of Directors of the Company, Executive shall be granted 19,000 shares of restricted common stock of the Company (the “Restricted Stock”) pursuant to the Company’s Equity Incentive Award Plan (the “Plan”). One-half (1/2) of the Restricted Stock will vest based on continued employment (the “Time-Based Award”) and one-half (1/2) of the Restricted Stock will vest based on achievement of certain performance metrics (the “Performance-Based Award”).  The Restricted Stock shall be subject to and governed by the terms of the Plan and the applicable award agreement evidencing the Restricted Stock.

(i)    Time-Based Award. The Time-Based Award will vest in accordance with the following schedule, subject to Executive’s  continued  employment  through  each  applicable  vesting  date:

A.    ten percent (10%) of the Restricted Stock shall vest on the first (1st) anniversary of the Closing Date;

B.    twenty percent (20%) of the Restricted Stock shall vest on the second (2nd) anniversary of the Closing Date;

C.    thirty percent (30%) of the Restricted Stock shall vest on the third (3rd) anniversary of the Closing Date; and

D.    forty percent (40%) of the Restricted Stock shall vest on the fourth (4th) anniversary of the Closing Date, such that as of the fourth (4th) anniversary of the Closing Date, 100% of the Time-Based Award is vested.

(ii)    Performance-Based Award.  The Performance-Based Award will vest based on the achievement of the (A) Time Requirement; and (B) Performance Requirement.  For the avoidance of doubt, if either the Time Requirement or Performance Requirement is not met for a given performance period, then no portion of the Performance-Based Award will vest for such performance period and such portion of the Performance-Based Award will be forfeited.

A.    The Time Requirement will be satisfied based on Employee’s continued employment through each applicable vested date, as follows:

I.    ten percent (10%) of the Restricted Stock shall vest on the first (1st) anniversary of the Closing Date;

II.    twenty percent (20%) of the Restricted Stock shall vest on the second (2nd) anniversary of the Closing Date;

III.    thirty percent (30%) of the Restricted Stock shall vest on the third (3rd) anniversary of the Closing Date; and

IV.    forty percent (40%) of the Restricted Stock shall vest on the fourth (4th) anniversary of the Closing Date.

B.    The Performance Requirement will be satisfied based on achievement of certain pre-determined performance metrics (the “Performance Metrics”).  Achievement of the Performance Metrics will be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for each applicable performance period.  The Performance Metrics will be set for each applicable performance period by the Compensation Committee in the ordinary course of business. The Performance Metrics for the first year of employment for the Performance-Based Awards shall be established by the CEO and Innovation Committee in consultation with Aeropost Inc.’s President, and subject to approval by the Company’s Compensation Committee within ninety (90) days of Closing Date.

(e)    Business Expenses.  During the Term, the Executive shall be eligible to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers or as approved in writing by Aeropost Inc.’s President.

(f)    Other Benefits.  During the Term and subject to any contribution therefor required of employees of the Company, the Executive shall be eligible to participate in all equity, pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company, except to the extent any employee benefit plan provides for benefits otherwise provided to the Executive hereunder (e.g., bonuses and severance).  Such participation shall be subject to (i) requirements of applicable law, (ii) the terms of the applicable plan documents, (iii) generally applicable Company policies, and (iv) the discretion of the Board or any administrative or other committee provided for under or contemplated by such plan.  The Executive shall have no recourse against the Company under this Agreement in the event that the Company should alter, modify, add to or eliminate any or all of its employee benefit plans.

(g)    Vacation; Holidays.  During the Term, the Executive shall be eligible to take vacation and other holiday time in accordance with the policies applicable to senior executives of the Company generally.

4.    Termination.  The Executive’s employment and this Agreement may be terminated under the following circumstances:

(a)    Expiration.  Executive’s employment shall terminate on the applicable Expiration Date following the Company’s or Executive’s written notice indicating that either the Company or Executive will not renew this Agreement in accordance with Section 2 herein.

(b)    Death.  The Executive’s employment shall terminate upon his death.

(c)    Disability.  The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability.  For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of 90 consecutive calendar days or 180 non-consecutive calendar days within any rolling 12 month period.

(d)    Termination by Company for Cause.  The Company may terminate the Executive’s employment for Cause.  For purposes of this Agreement, “Cause” means (i) the Executive’s repeated and habitual failure to perform his duties or obligations hereunder; (ii) engaging in any act that has a direct, substantial and adverse effect on the Company’s interests; (iii) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit; (iv) intentional failure to perform his stated duties; (v) willful violation or reckless disregard of any law, rule or regulation which materially adversely affects his ability to discharge his duties or has a direct, substantial and adverse effect on the Company’s interests; or (vi) any material breach of his contract by Executive.

(e)    Termination by the Company without Cause.  The Company may terminate the Executive’s employment at any time without Cause upon sixty (60) days prior written notice.

(f)    Termination by the Executive. The Executive may terminate his employment at any time for any reason other than Good Reason (as defined below), upon sixty (60) days prior written notice.

(g)    Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason.  For purposes of this Agreement, “Good Reason” means the existence of any one or more of the following conditions that are not a result of disciplinary action by the Company and without the Executive’s consent, provided Executive submit written notice to the Company within 45 days such condition(s) first arose specifying the condition(s): (i) a demotion resulting from a material change or reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position with the Company; or (ii) a material reduction in the Executive’s then current Base Salary. The Executive’s continued employment subsequent to an event that may constitute Good Reason shall not be deemed to be a waiver of his rights under this provision (subject to the 45-day time period specified herein).  Upon receipt of written notice from the Executive regarding a condition constituting Good Reason, the Company shall then have 30 days to correct the condition (the “Cure Period”).  If such condition is not corrected by the last day of the Cure Period, the Executive’s resignation for Good Reason shall become effective on the 31st day following the Executive’s written notice specifying the events giving rise to a Good Reason termination.

(h)    Termination Date.  The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(b), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(c), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(d), the date on which the Company provides the Executive a written termination notice; (iv) if the Company terminates the Executive’s employment without Cause under Section 4(e), 60 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(f), 60 days after the date on which the Executive provides the Company a written termination notice, (vii) if the Executive resigns his employment with Good Reason under Section 4(g), the 31st day following the day the Executive provides the Company with written notice of the conditions constituting same, if the Company has not cured such conditions by the 30th day; and (viii) if the Term expires in accordance with Section 4(a), the Expiration Date.

(i)    Actions on Termination Date. Executive agrees that on or before the Termination Date, Executive shall resign from all board and officer positions with the Company and its subsidiaries and affiliates, and this Agreement shall constitute an agreement to so resign upon the effective date of Executive’s termination.

(j)    Acknowledgement. Upon delivery of any notice of intent not to renew or any notice of termination, the Company may, immediately or at any time after such notice, preclude Executive from having access to the Company’s facilities, equipment, computers and any related processes and property.

5.    Compensation upon Termination.

(a)    Accrued Obligations Payable Upon Any Termination.  Upon the termination of Executive’s employment with the Company for any reason, the Company shall pay or provide to the Executive (or Executive’s estate, if applicable) the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b)    Termination by the Company without Cause, or by the Executive with Good Reason, or due to Expiration of the Term following the Company’s delivery to Executive of a Notice of Intent Not To Renew. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 4(e), or the Executive terminates his employment for Good Reason pursuant to Section 4(g), or due to the expiration of the Term following the Company’s delivery to Executive of a notice of intent not to renew pursuant to Section 4(a), then the Executive shall be entitled to the following, subject to Section 6:

(i)    The Company shall pay the Executive any accrued but unpaid Bonus earned for the relevant bonus year, including any pro rata portion thereof earned as of the Termination Date (which payment shall be made at the time all other bonuses are paid pursuant to the Company’s Bonus Program);

(ii)    Subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to contribute to the premium cost of the Executive’s participation and that of his eligible dependents’ in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months, provided (x) the Executive pay the remainder of the premium cost of such participation by payroll deduction (if any), (y) the Executive is eligible and remains eligible for COBRA coverage; and (z) the Executive reports to the Company on a monthly basis any health care premium payments received from another employer during such twelve (12) month period, as such amounts shall be deducted from any Company-paid COBRA premium contribution.  If the Executive’s participation or that of his eligible dependents’ participation would give rise to penalties or taxes against the Company under the Act, as determined by the Company in its sole discretion, the Company shall instead make cash payments to the Executive over the same period in monthly installments in an amount equal to the Company’s portion of the monthly cost of providing such benefits under its group health plan for such period; and

(iii)    The Company shall pay the Executive severance in an amount equal to one-half (1/2) times the Base Salary at the rate in effect on the Termination Date (but without giving effect to any reduction if one or all of the bases for the Executive’s resignation for Good Reason is a reduction in compensation) in twelve (12) equal installments (totaling six (6) months) as set forth in Section 6.

(iv)    An additional portion of the Time-Based Award and the Performance-Based Award shall vest:

A.    If the Executive’s employment is terminated by the Company without Cause or due to the expiration of the Term following the Company’s delivery to Executive of a notice of intent not to renew, such additional portion shall be equal to (based on the assumption that the Performance Metrics, if any, have been achieved) the sum of: (A) the number of shares of Restricted Stock that would have vested on the next anniversary of the Closing Date following the Termination Date multiplied by a fraction the numerator of which is the number of months Executive has been employed since the immediately preceding anniversary of the Closing Date, and the denominator of which is twelve (12) (the “Pro-Rata Portion”), plus (B) one-half (1/2) the number of shares of Restricted Stock that would have vested on the second Closing Date anniversary following the Termination Date (the “Severance Portion”) (the sum of the Pro-Rata Portion and the Severance Portion, the “Accelerated Portion”).

B.    If the Executive’s employment is terminated by the Executive for Good Reason, the Pro-Rata Portion of the Time-Based Award and the Performance-Based Award shall vest.

(c)    Termination by the Company for Disability.  If the Executive’s employment is terminated by the Company for Disability pursuant to Section 4(c), then the Executive shall be entitled to the following, subject to Section 6:

(i)    The Company shall pay the Executive any accrued but unpaid Bonus earned for the relevant bonus year, including any pro rata portion thereof earned as of the Termination Date (which payment shall be made at the time all other bonuses are paid pursuant to the Company’s Bonus Program);

(ii)    Subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to contribute to the premium cost of the Executive’s participation and that of his eligible dependents’ in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months, provided (x) the Executive pay the remainder of the premium cost of such participation by payroll deduction (if any), (y) the Executive is eligible and remains eligible for COBRA coverage; and (z) the Executive reports to the Company on a monthly basis any health care premium payments received from another employer during such twelve (12) month period, as such amounts shall be deducted from any Company-paid COBRA premium contribution.  If the Executive’s participation or that of his eligible dependents’ participation would give rise to penalties or taxes against the Company under the Act, as determined by the Company in its sole discretion, the Company shall instead make cash payments to the Executive over the same period in monthly installments in an amount equal to the Company’s portion of the monthly cost of providing such benefits under its group health plan for such period; and

(iii)    The Company shall pay the Executive severance in an amount equal to one-half (1/2) times the Base Salary at the rate in effect on the Termination Date in twelve (12) equal installments (totaling six (6) months) as set forth in Section 6, provided, however, that the Company shall deduct from such severance any earned income

(other than passive investment income) or disability payments received by Executive during such six (6) month period, and as to which Executive covenants to report to the Company such income on a bi-weekly basis.

(iv)    The Accelerated Portion of the Time-Based Award and the Performance-Based Award shall vest.

(d)    Termination by the Company due to Executive’s Death.  If the Executive’s employment is terminated by the Company due to Executive’s Death pursuant to Section 4(b), then the Executive’s estate shall be entitled to the following subject to Section 6:

(i)    The Company shall pay to the Executive’s estate any accrued but unpaid Bonus earned for the relevant bonus year, including any pro rata portion thereof earned as of the Termination Date (which payment shall be made at the time all other bonuses are paid pursuant to the Company’s Bonus Program); and

(ii)    Subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to contribute to the premium cost of Executive’s eligible dependents’ in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of twelve (12) months, provided (x) the Executive’s estate pays the remainder of the premium cost of such participation by payroll deduction (if any), and (y) the Executive’s dependents remain eligible for COBRA coverage. If the participation of Executive’s eligible dependents would give rise to penalties or taxes against the Company under the Act, as determined by the Company in its sole discretion, the Company shall instead make cash payments to the Executive’s estate over the same period in monthly installments in an amount equal to the Company’s portion of the monthly cost of providing such benefits under its group health plan for such period.

(iii)    The Accelerated Portion of the Time-Based Award and the Performance-Based Award shall vest.

(e)    Termination by the Company due to Cause, by Executive without Good Reason, or due to Expiration of the Term following the Executive’s delivery to the Company of a Notice of Intent Not To Renew.  If Executive’s employment is terminated by the Company for Cause pursuant to Section 4(d), or by Executive without Good Reason pursuant to Section 4(f), or due to the expiration of the Term following the Executive’s delivery to the Company of a notice of intent not to renew pursuant to Section 4(a), then the Executive shall be entitled only to the Accrued Obligations in Section 5(a) and shall be entitled to no other benefits from the Company.

(f)    Termination by Executive without Good Reason and With Notice. If the Executive terminates without Good Reason in accordance with Section 4(f), and the applicable Termination Date occurs after the end of the relevant bonus year, then in addition to the Accrued Obligations set forth in Section 5(a), Executive shall be entitled to Executive’s accrued but unpaid earned Bonus. In such event, the Bonus shall be paid on the date the bonuses are paid to other executives pursuant to the applicable Bonus Program, without reference to the actual Termination Date.

6.    Release; Payment.  Except for the Accrued Obligations provided for in Section 5(a), any other payments and benefits provided for in Section 5 shall be conditioned on (a) the Executive’s continued compliance with the obligations of the Executive under Sections 8 and 9 and (b) the Executive or, in the event of his death, his estate, executing and delivering to the Company a full release of all claims that the Executive, his heirs and assigns may have against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents, in a form reasonably acceptable to the Company, which shall include an affirmation by Executive that Executive shall fully comply with Sections 8 and 9 of this Agreement (the “Release”).  The Release must become enforceable and irrevocable on or before the sixtieth (60th) day following the Termination Date.  If the Executive (or his estate) fails to execute without revocation the Release, he shall be entitled to the Accrued Obligations only and no other benefits.  The installments of severance provided under Sections 5(b)(iii) and 5(c)(iii) shall commence in the calendar month following the month in which the Release becomes enforceable and irrevocable.  If, however, the sixty (60) day period in which the Release must become enforceable and irrevocable begins in one calendar year and ends in the following calendar year, the Company shall commence payment of the severance installments in the second calendar year in the later of January and the first calendar month following the month in which the Release becomes effective and irrevocable.  The first installment shall include, however, all amounts that would otherwise have been paid to the Executive between the Termination Date and the Executive’s receipt of the first installment, assuming the first installment would otherwise have been paid in the month following the month in which the Termination

Date occurs.  The Pro-Rata Bonus payable in Section 5 shall be paid in accordance with the Company’s applicable Bonus Program.

7.    Section 409A Compliance.

(a)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)    To the extent that any of the payments or benefits provided for in Section 5 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 5:

(i)    Any termination of the Executive’s employment triggering payment of benefits under Section 5 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-l(h) before distribution of such benefits can commence.  To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A- 1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 7(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)    If Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b)(iii) or 5(c)(iii) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5 of this Agreement.

(iii)    It is intended that each installment of the payments and benefits provided under Section 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.  In particular, the installment severance payments set forth in Section 7(b)(ii) of this Agreement shall be divided into two portions.  That number of installments commencing on the first payment date set forth in Section 7 of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the Termination Date occurs (provided the termination of the Executive’s employment is also a separation from service) shall be payable in accordance with Treas. Reg. § 1.409A-l(b)(9)(iii) as an involuntary separation plan.  The remainder of the installments shall be paid in accordance with Sections 7(b)(i) and (ii) above.

8.    Confidentiality and Restrictive Covenants.

(a)    The Executive acknowledges that:

(i)    the Company (which, for purposes of this Section 8 shall include the Company and each of its subsidiaries and affiliates) operates membership warehouse clubs in Central America, Colombia and the Caribbean and provides online marketplace, cross border logistics and e-commerce solutions (the “Business”);

(ii)    the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company’s Business;

(iii)    the Company’s Business is international in scope;

(iv)    the Business in which the Company is engaged is intensely competitive and that Executive’s employment by the Company will require that he have access to and knowledge of nonpublic confidential information of the Company and the Company’s Business, including, but not limited to, certain/all of the Company’s products, plans for creation, acquisition or disposition of products or publications, strategic and expansion plans, formulas, research results, marketing plans, financial status and plans, budgets, forecasts, profit or loss figures, distributors and distribution strategies, pricing strategies, improvements, sales figures, contracts, agreements, then existing or then prospective suppliers and sources of supply and customer lists, undertakings with or with respect to the Company’s customers or prospective customers, and patient information, product development plans, rules and regulations, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”);

(v)    the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;

(vi)    by his training, experience and expertise, the Executive’s services to the Company is special and unique;

(vii)    the covenants and agreements of the Executive contained in this Section 8 are essential to the business and goodwill of the Company; and

(viii)    if the Executive leaves the Company’s employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm.

(b)    Covenant Against Disclosure.  All Confidential Information relating to the Business is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Executive.  The Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information to third parties, without the prior written consent of the Company.

(c)    Return of Company Documents and Property.  On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all memoranda, notes, lists, records, property and other tangible product and documents concerning the Business, including all Confidential Information, in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and that he will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(d)    Non-Competition. During the Term and through the first (1st) anniversary of the Termination Date, the Executive shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that Aeropost, Inc. operates as of the Termination Date that is competitive with the Business or develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company or its affiliates, or products or services that the Company or its affiliates, has under development or that are the subject of active planning at any time during Executive’s employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.

(e)    Non-Solicitation.  During the Term and through the second anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will ensure that such business does not take any of the following actions:

(i)    Persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business any customer does with the Company;

(ii)    Take any action that interferes with the Company’s contracts or prospective contracts with its customers;  or

(iii)    Persuade or attempt to persuade any employee or independent contractor of the Company to leave the service of the Company, where such individual was an employee or independent contractor of the Company within two (2) years prior to the Executive’s Termination Date.

(f)    Enforcement.  The Executive acknowledges and agrees that any breach by him of any of the provisions of this Section 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches or threatens to commit a breach of any of the provisions of Section 8, the Company shall have the ability to seek the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages): (i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and (ii) the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected subsidiaries and/or affiliates.  The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 8 are unreasonable or otherwise unenforceable. Other than a material breach of this Agreement, the existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.  Notwithstanding anything in this Agreement to the contrary, in the event that any claim, action, or suit is brought for the purpose of determining or enforcing the rights of the Company under this Section 8, and the Company is the prevailing party in such claim, action, or suit, the Company shall be entitled to recover from the Executive all reasonable costs and expenses incurred by it, including reasonable attorneys’ fees.

(g)    Defend Trade Secrets Act. Nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.  Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.    Intellectual Property.

(a)    Works for Hire.  All creations, inventions, ideas, designs, software, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which were, are, or will be conceived by the Executive or developed by the Executive in the course of his employment or other services with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of the Executive’s employment, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act.  The Executive agrees to assign and hereby does assign to the Company all Creations conceived or developed from the start of this employment with the Company through to the Termination Date, and after the Termination Date if the Creation incorporates or is based on any Confidential Information.

(b)    Assignment.  To the extent, if any, that the Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to his employment with the Company, the Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Executive, or not to identify his, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified.  The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

(c)    Disclosure.  The Executive will promptly inform the Company of any Creations he conceives or develops during the Term.  The Executive shall (whether during his employment or after the termination of his employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Executive hereby irrevocably appoints the Company and any of its officers as his attorney in fact to undertake such acts in his name).  The Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of his employment for any reason, the Company shall reimburse the Executive for any out-of-pocket expenses (but not attorneys’ fees) he incurs in connection with his compliance with this Section 9(c).

10.    Arbitration.

(a)    All disputes between Executive (and Executive’s attorneys, successors, and assigns) and the Company (and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner to Executive’s employment or the termination of Executive’s employment, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by final and binding arbitration to the fullest extent permitted by law.  Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims.  By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Family Medical Leave Act as well as all claims under any applicable state or federal statute, and any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, harassment, discrimination, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, all claims related to disability and all wage or benefit claims, including but not limited to claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits or any form of compensation.  Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement.  The Parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.

(b)        Claims shall be arbitrated in accordance with the then-existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Employment Rules”), as augmented by this Agreement.  Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other Party initiating arbitration shall also include a statement of the claims asserted and all the facts upon which the claims are based.  Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  All arbitration hearings under this Agreement shall be conducted at the AAA office located nearest to Miami, Florida.  The Federal Arbitration Act shall govern the interpretation and enforcement of this Section.

(c)    All disputes involving Arbitrable Claims shall be decided by a single arbitrator.  The arbitrator shall be selected by mutual agreement of the Parties within 30 days of the effective date of the notice initiating the arbitration.  If the Parties cannot agree on an arbitrator, then the complaining Party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules.  The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party.  No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator’s ruling shall be final and non-appealable.  The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law.  The arbitrator shall be required to issue a written arbitration decision including the arbitrator’s essential findings, conclusions and a statement of award.  The Company shall pay all arbitration fees in excess of what the Executive would have to pay if the dispute were decided in a court of law.  The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d)    Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 10 shall prohibit the Parties from pursuing, a claim for interim injunctive relief, for other applicable provisional remedies, and/or for related attorneys’ fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration. In the event of any alleged breach or threatened breach of this Agreement, the Executive hereby consents and submits to jurisdiction in the State of Florida.

(e)    If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part of this arbitration provision or any other jurisdiction, but this provision shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this arbitration provision had never been contained herein, consistent with the general intent of the Parties, as evidenced herein, insofar as possible.

11.    Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter (including, without limitation, the Offer Letter between Executive and Aeropost Inc., dated December 19, 2012).

12.    Successors.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).  The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

13.    Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.    Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15.    Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.    Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17.    Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18.    Governing Law.  This is a Florida contract and shall be construed under and be governed in all respects by the laws of Florida for contracts to be performed in that State and without giving effect to the conflict of laws principles of Florida or any other State.

19.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

PriceSmart, Inc.

By:	/s/ JOSE LUIS LAPARTE
Name:	Jose Luis Laparte
Title:	Chief Executive Officer/President

/s/ JUAN IGNACIO BIEHL
Juan Ignacio Biehl

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is dated as of June 14, 2018 and is entered into by and between PriceSmart, Inc. (the “Company”) and Juan Ignacio Biehl (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of March 15, 2018 (the “Agreement”).

WHEREAS, the Company and the Executive desire to extend the period during which the Performance Metrics (as defined in the Agreement) for the first year of employment may be established and approved; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.    The last sentence of Section 3(d)(ii)(B) of the Agreement is deleted in its entirety and replaced with the following.

“The Performance Metrics for the first year of employment for the Performance-Based Awards shall be established by the CEO and Innovation Committee after consulting with Executive and approved by the Company’s Compensation Committee prior to July 1, 2018.”

2.     Except as specifically modified herein, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PRICESMART, INC.

By:	/s/ JOSE LUIS LAPARTE
Name:	Jose Luis Laparte
Title:	Chief Executive Officer/President

EXECUTIVE

/s/ JUAN IGNACIO BIEHL
Juan Ignacio Biehl

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is dated as of July 26, 2019 (the “Effective Date”)  and is entered into by and between PriceSmart, Inc. (the “Company”) and Juan Ignacio Biehl (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of March 15, 2018, which was amended by the First Amendment to Employment Agreement dated June 14, 2018 (as amended, the “Agreement”).

WHEREAS, the Company and the Executive desire to further amend the Agreement; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.    Section 1(a) of the Agreement is deleted in its entirety and replaced with the following:

“(a)    Executive shall serve as the Company’s Senior Vice President, Digital Experience reporting to the Company’s Chief Executive Officer.”

2.     The first sentence of Section 1(b) of the Agreement is deleted in its entirety and replaced with the following:

“(b)    Executive shall perform those services customary to this office and such other lawful duties that the Chief Executive Officer may reasonably assign to him including, without limitation, advising the Chief Executive Officer on technology and digital initiatives for the Company, overseeing the development, change and expansion of the Company’s technological capabilities beyond the current operational capabilities, providing expertise and support to the Company’s information technology team, participating in decisions regarding technological initiatives undertaken by the Company, interfacing with the Company’s Digital Transformation Committee of the Board of Directors and providing leadership of the Company’s Aeropost business as its Chief Technology Officer.”

3.    Section 3(a) of the Agreement is deleted in its entirety and replaced with the following:

“(a)    Base Salary.  During the Term, the Executive’s annual base salary (which includes any additional 13th month pay required by law) shall be $260,000 (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time and may be increased, but not decreased, at the discretion of the Company.”

4.    Section 8(e) of the Agreement is hereby amended by adding the following new clause (iv):

“(iv)    Hire or engage, or attempt to hire or engage, any employee or independent contractor of the Company, where such individual was an employee or independent contractor of the Company within the two (2) years prior to the Executive’s Termination Date.”

Except as specifically modified herein, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PRICESMART, INC.

By:	/s/ SHERRY S. BAHRAMBEYGUI
Name:	Sherry S. Bahrambeygui
Title:	Chief Executive Officer

EXECUTIVE

/s/ JUAN IGNACIO BIEHL
Juan Ignacio Biehl

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (this “Amendment”) is dated as of September 1, 2020 (the “Effective Date”) and is entered into by and between PriceSmart, Inc. (the “Company”) and Juan Ignacio Biehl (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of March 15, 2018, which was amended by the First Amendment to Employment Agreement dated June 14, 2018 and the Second Amendment to Employment Agreement dated July 16, 2019 (as amended, the “Agreement”).

WHEREAS, the Company and the Executive desire to further amend the Agreement; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.    Section 1(a) of the Agreement is deleted in its entirety and replaced with the following:

“(a)    Executive shall serve as the Company’s Executive Vice President-- Digital Experience and Chief Technology Officer reporting to the Company’s Chief Executive Officer.”

2.     The first sentence of Section 1(b) of the Agreement is deleted in its entirety and replaced with the following:

“(b)    Executive shall perform those services customary to this office and such other lawful duties that the Chief Executive Officer may reasonably assign to him.”

3.    Section 3(a) of the Agreement is deleted in its entirety and replaced with the following:

“(a)    Salary.  During the Term, the Executive’s annual base salary shall be $381,000 (the “Base Salary”).  Under Costa Rican law, the Executive is entitled to “13th month” compensation equal to an additional 1/12 of his Base Salary.  For purposes of this Agreement, the defined term “Base Salary” does not include such 13th month compensation.  Mr. Biehl’s total annual base compensation, composed of his Base Salary plus such 13th month compensation, is referred to herein as the “Annual Base Compensation.”  The compensation contemplated by this Section 3(a) shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time.  The Annual Base Compensation may be increased, but not decreased, at the discretion of the Company.”

4.    Section 5(a) of the Agreement is deleted in its entirety and replaced with the following:

(a)    Accrued Obligations Payable Upon Any Termination.  Upon the termination of Executive’s employment with the Company for any reason, the Company shall pay or provide to the Executive (or Executive’s estate, if applicable) the following amounts through the Termination Date: any earned but unpaid Annual Base Compensation, unpaid expense reimbursements, and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

5.    Section 5(b)(iii) of the Agreement is deleted in its entirety and replaced with the following:

“(iii)    The Company shall pay the Executive severance in an amount equal to one times the Annual Base Compensation at the rate in effect on the Termination Date (but without giving effect to any reduction if one or all of the bases for the Executive’s resignation for Good Reason is a reduction in compensation) in twenty-four (24) equal installments (totaling twelve months) as set forth in Section 6.

6.    Section 5(c)(iii) of the Agreement is deleted in its entirety and replaced with the following:

“(iii)    The Company shall pay the Executive severance in an amount equal to one times the Annual Base Compensation at the rate in effect on the Termination Date in twenty-four (24) equal installments (totaling twelve months) as set forth in Section 6, provided, however, that the Company shall deduct from such severance any earned income (other than passive investment income) or disability payments received by Executive during such twelve-month period, as to which Executive covenants to report to the Company such income on a bi-weekly basis.

7.    A new clause (v) shall be added to Section 5(c) of the Agreement as follows:

“(iv)    If Executive’s Disability occurs as a result of his traveling in the course and scope of performing his duties under this Agreement, then all of Executive’s then-unvested equity-based awards shall vest in full as of the Termination Date.”

8.    A new clause (iv) shall be added to Section 5(d) of the Agreement as follows:

“(iv)    If Executive’s death occurs while traveling in the course and scope of performing his duties under this Agreement, then all of Executive’s then-unvested equity-based awards shall vest in full as of the Termination Date.”

Except as specifically modified herein, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PRICESMART, INC.

By:	/s/ SHERRY S. BAHRAMBEYGUI
Name:	Sherry S. Bahrambeygui
Title:	Chief Executive Officer

EXECUTIVE

/s/ JUAN IGNACIO BIEHL
Juan Ignacio Biehl